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                                                             Exhibit 23.2




            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
            -----------------------------------------


Household International, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 relating to the registration of shares of Household International, Inc. common stock to be issued under the Household Financial Corporation Limited Match and Save Plan to be filed with the Securities and Exchange Commission on or about February 27, 1998, of our report dated January 23, 1997, included in Household International, Inc.'s Form 10-K for the year ended December 31, 1996, and to all references to our Firm included in this registration statement.


                                   Arthur Andersen LLP

Chicago, Illinois,
Febraury 27, 1998


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